Thomas Plotts Appointed Interim CFO of Atrinsic

New York – Atrinsic (NASDAQ: ATRN), a leading internet marketing company, announced today that Thomas Plotts has been appointed to the position of Interim Chief Financial Officer.  The Company also announced that Andrew Zaref, the Company’s Chief Financial Officer prior to the appointment of Mr. Plotts, has resigned from the Company.

Thomas Plotts brings many years of digital media and public company experience to Atrinsic.  Prior to his appointment as Interim Chief Financial Officer, Mr. Plotts was Atrinsic’s Vice President of Finance & SEC Reporting, a position he has held since February 2007.  In this role, Mr. Plotts helped guide Atrinsic from subscription sales of $5 million in 2005 to annual sales of more than $55 million immediately prior to its merger with Traffix in 2008.  From 2005 to 2007, Mr. Plotts was Chief Financial Officer of DBH Resources, a privately held risk management company, which was successfully sold to AON Corporation (NYSE: AOC) in 2007.  From 2001 to 2005, Mr. Plotts was Director of Business Information Systems and Corporate Development at Cardiac Science Corporation (NASDAQ: CSCX).  Mr. Plotts served in the Australian Army Reserve, and was commissioned as a Lieutenant in 1988.  Mr. Plotts has a Bachelor of Economics degree from the University of Western Australia and a Masters of Business Administration from the Marshall School of Business at the University of Southern California.

Jeffrey Schwartz, Interim CEO of Atrinsic, noted “Mr. Plotts has demonstrated his value to the Company throughout his tenure at Atrinsic.  Mr. Plotts has the full confidence of the Board in his new role as Interim Chief Financial Officer of the Company.”  Mr. Plotts noted, “Atrinsic’s strength resides with its personnel with whom I have been fortunate to work with over the past three years, and I look forward to building on this strength in my new role.”

About Atrinsic

Atrinsic, is a leading internet marketing company.  Atrinsic is organized as a single segment with two principal offerings: (1) Transactional services - offering full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition; and (2) Subscription services - offering our portfolio of subscription based content applications direct to users working with wireless carriers and other distributors.

Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated multi platform vehicle for the advanced generation of qualified leads monetized by the sale and distribution of subscription content, brand-based distribution and pay-for-performance advertising.

Contact

Atrinsic

Jeffrey Schwartz, Interim Chief Executive Officer

(212) 716-1977